Exhibit 99.1

Exterran Corporation Announces Third Quarter 2021 Results

Net Debt Decreased by $15 million with Results In-Line with Expectations

Over $125 million of Contract Operations Contract Renewals in Latin America; ECO Backlog at $1.4 billion

Full Year 2021 Adjusted EBITDA Guidance Updated to $143-148 million

Capital Structure Review Focused on Operational Opportunities

HOUSTON, November 2, 2021 - Exterran Corporation (NYSE: EXTN) (“Exterran” or the “Company”) today reported third quarter financial results.

Andrew Way, Exterran’s President and Chief Executive Officer commented:

“Commercially, this quarter was a great success as we were awarded a significant contract for our water business and signed over $125 million of contract renewals in Latin America. Our global teams worked extremely hard in a continued challenging environment to deliver not only a quarter in-line with expectations, but to also achieve significant commercial successes. To top all of this off, net debt decreased by $15 million in the quarter.

We are modestly adjusting our full year adjusted EBITDA guidance to between $143 and $148 million as a function of timing of product order awards. We continue to have great confidence in our pipeline that remains around $3.5 billion and we believe the success we had in the third quarter is only the beginning of what is to come over the next few quarters.

Lastly, over the past couple of quarters we discussed the capital structure review we were undertaking in order to take full advantage of our commercial pipeline. We are in the middle of our planning cycle for 2022 and our view thus far gives us confidence in the multi-year forecast that we communicated in the first quarter. Given this, we are currently focused on the operational opportunities we have spoken to that would improve leverage and liquidity. We also continue to evaluate longer-term solutions to help support ongoing project financing.”

Net loss from continuing operations was $15.6 million, or $0.47 per share, on revenue of $161.3 million for the third quarter of 2021. This compares to net loss from continuing operations of $35.1 million, or $1.06 per share, on revenue of $146.2 million for the second quarter of 2021 and net loss from continuing operations of $16.7 million, or $0.51 per share, on revenue of $169.5 million for the third quarter of 2020. Net loss was $16.3 million for the third quarter of 2021, as compared to net loss of $35.2 million for the second quarter of 2021 and net loss of $17.7 million for the third quarter of 2020. EBITDA, as adjusted, was $35.1 million for the third quarter of 2021, as compared to $35.1 million for the second quarter of 2021 and $35.8 million for the third quarter of 2020. Loss before taxes was $20.8 million as compared to loss before taxes of $26.2 million for the second quarter of 2021 and loss before taxes of $11.0 million for the third quarter of 2020.

Selling, general and administrative expenses were $34.9 million in the third quarter of 2021, as compared with $33.6 million in the second quarter of 2021 and $30.0 million in the third quarter of 2020.

Contract Operations Segment

Contract operations revenue in the third quarter of 2021 was $83.4 million, a 5% decrease from the second quarter of 2021 revenue of $87.5 million and a 2% increase from the third quarter of 2020 revenue of $81.7 million.

Contract operations adjusted gross margin in the third quarter of 2021 was $55.6 million, a 7% decrease from the second quarter of 2021 adjusted gross margin of $59.7 million and 3% decrease from the third quarter of 2020 adjusted gross margin of $57.1 million. Adjusted gross margin percentage in the third quarter of 2021 was 67%, as compared with 68% in the second quarter of 2021 and 70% in the third quarter of 2020.

Revenue decreased sequentially primarily due to the acceleration of deferred revenue in the prior quarter not repeating. Margins decreased sequentially due to the aforementioned decline in deferred revenue as well as additional maintenance costs.

Aftermarket Services Segment

Aftermarket services revenue in the third quarter of 2021 was $24.6 million, a 16% decrease from the second quarter of 2021 revenue of $29.4 million and a 19% decrease from the third quarter of 2020 revenue of $30.4 million.

Aftermarket services adjusted gross margin in the third quarter of 2021 was $5.3 million, a 12% decrease from the second quarter of 2021 adjusted gross margin of $6.0 million and 28% decrease with the third quarter of 2020 adjusted gross margin of $7.3 million. Adjusted gross margin percentage in the third quarter of 2021 was 21%, as compared with 20% in the second quarter of 2021 and 24% in the third quarter of 2020.

Revenue decreased sequentially due to global parts sales timing, while adjusted margin rate rose slightly from a favorable parts and services mix.

Product Sales Segment

Product sales revenue in the third quarter of 2021 was $53.3 million, an 82% increase from the second quarter of 2021 revenue of $29.3 million, and a 7% decrease from the third quarter of 2020 revenue of $57.4 million.

Product sales adjusted gross margin in the third quarter of 2021 was $6.5 million, an increase from the second quarter of 2021 adjusted gross margin of $2.2 million and an increase as compared to the third quarter of 2020 adjusted gross margin of $3.1 million. Adjusted gross margin percentage in the third quarter of 2021 was 12%, as compared with 7% in the second quarter of 2021 and 5% in the third quarter of 2020.

Revenue increased from the prior quarter as significant progress was made on our Middle East project. Adjusted gross margin percent improved to double digits from rising volume and lower under absorption.

Product sales backlog was $365.2 million at September 30, 2021, as compared to $410.8 million at June 30, 2021 and $496.7 million at September 30, 2020.

Conference Call Information

The Company will host a conference call at 10:00 a.m. Central Time on Wednesday, November 3, 2021. The call can be accessed from the Company’s website at www.exterran.com or by telephone at 877-524-8416. For those who cannot listen to the live call, a telephonic replay will be available through November 10th, 2021 and may be accessed by calling 877-660-6853 and using the pass code 13724247. A presentation will also be posted on the Company’s website prior to the conference call.

About Exterran Corporation

Exterran Corporation (NYSE: EXTN) is a global systems and process company offering solutions in the oil, gas, water and power markets. We are a leader in natural gas processing and treatment and compression products and services, providing critical midstream infrastructure solutions to customers throughout the world. Exterran Corporation is headquartered in Houston, Texas and operates in approximately 25 countries.

For more information, contact:

Blake Hancock, Vice President of Investor Relations, at 281-854-3043

Or visit www.exterran.com

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Non-GAAP and Other Financial Information

Adjusted gross margin is defined as revenue less cost of sales (excluding depreciation and amortization expense). Adjusted gross margin percentage is defined as gross margin divided by revenue. The Company evaluates the performance of its segments based on gross margin for each segment.

EBITDA, as adjusted, a non-GAAP measure, is defined as net income (loss) excluding income (loss) from discontinued operations (net of tax), cumulative effect of accounting changes (net of tax), income taxes, interest expense (including debt extinguishment costs), depreciation and amortization expense, impairment charges, restructuring and other charges, non-cash gains or losses from foreign currency exchange rate changes recorded on intercompany obligations, expensed acquisition costs, gain on extinguishment of debt and other items.

Adjusted net income (loss) from continuing operations and diluted adjusted net income (loss) from continuing operations per common share, non-GAAP measures, are defined as net income (loss) and earnings per share, excluding the impact of income (loss) from discontinued operations (net of tax), cumulative effect of accounting changes (net of tax), impairment charges (net of tax), restructuring and other charges (net of tax), gain on extinguishment of debt, the effect of income tax adjustments that are outside of the Company’s anticipated effective tax rates and other items.

See tables below for additional information concerning non-GAAP financial information, including a reconciliation of the non-GAAP financial information presented in this press release to the most directly comparable financial information presented in accordance with GAAP. Non-GAAP financial information supplements should be read together with, and are not an alternative or substitute for, the Company’s financial results reported in accordance with GAAP. Because non-GAAP financial information is not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Forward-Looking Statements

All statements in this release (and oral statements made regarding the subjects of this release) other than historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking information in this release include, but are not limited to: Exterran’s financial and operational strategies and ability to successfully effect those strategies; Exterran’s expectations regarding future economic and market conditions; the expected impact of COVID-19 on Exterran’s business; and Exterran’s financial and operational outlook and guidance, and ability to fulfill that outlook and guidance;

These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Exterran’s control, which could cause actual results to differ materially from such statements. As a result, any such forward-looking statements are not guarantees of future performance or results. While Exterran believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the factors that could cause results to differ materially from those indicated by such forward-looking statements are: conditions in the oil and natural gas industry, including a sustained imbalance in the level of supply or demand for oil or natural gas or a sustained low price of oil or natural gas, which could depress or reduce the demand or pricing for Exterran’s natural gas compression and oil and natural gas production and processing equipment and services; reduced profit margins or the loss of market share resulting from competition or the introduction of competing technologies by other companies; economic or political conditions in the countries in which Exterran does business, including civil developments such as uprisings, riots, terrorism, kidnappings, violence associated with drug cartels, legislative changes and the expropriation, confiscation or nationalization of property without fair compensation; risks associated with natural disasters, pandemics and other public health crisis, and other catastrophic events outside of Exterran’s control, including the impact of, and the response to, the ongoing COVID-19 pandemic; changes in currency exchange rates, including the risk of currency devaluations by foreign governments, and restrictions on currency repatriation; risks associated with cyber-based attacks or network security breaches; changes in international trade relationships, including the imposition of trade restrictions or tariffs relating to any materials or products (such as aluminum and steel) used in the operation of Exterran’s business; risks associated with Exterran’s operations, such as equipment defects and equipment malfunctions, environmental discharges; the risk that counterparties will not perform their obligations under their contracts with Exterran or other changes that could impact Exterran’s ability to recover its fixed asset investment; the financial condition of Exterran’s customers; Exterran’s ability to timely and cost-effectively obtain components necessary to conduct its business; employment and workforce factors, including Exterran’s ability to hire, train and retain key employees; Exterran’s ability to implement its business and financial objectives, including: (i) winning profitable new business, (ii) timely and cost-effective execution of projects, (iii) enhancing or maintaining Exterran’s asset utilization, particularly with respect to its fleet of compressors and other assets, (iv) integrating acquired businesses, (v) generating sufficient cash to satisfy Exterran’s operating needs, existing capital commitments and other contractual cash obligations, including Exterran’s debt obligations, and (vi) accessing the financial markets at an acceptable cost; Exterran’s ability to accurately estimate its costs and time required under its fixed price contracts; liability related to the use of Exterran’s products, solutions and services; changes in governmental safety, health, environmental or other regulations, which could require Exterran to make significant expenditures; and risks associated with Exterran’s level of indebtedness, inflation and ability to fund its business.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Exterran’s Annual Report on Form 10-K for the year ended December 31, 2020, and other filings with the Securities and Exchange Commission available on the Securities and Exchange Commission’s website www.sec.gov. A discussion of these risks is expressly incorporated by reference into this release. Except as required by law, Exterran expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

EXTERRAN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
Revenues:
Contract operations	$83,362	$87,498	$81,679
Aftermarket services	24,633	29,401	30,435
Product sales	53,304	29,300	57,397
	161,299	146,199	169,511
Costs and expenses:
Cost of sales (excluding depreciation and amortization expense):
Contract operations	27,790	27,764	24,548
Aftermarket services	19,379	23,422	23,135
Product sales	46,755	27,109	54,263
Selling, general and administrative	34,938	33,630	29,959
Depreciation and amortization	43,889	45,709	36,630
Impairment	—	7,959	1,695
Restructuring and other charges	(62)	(370)	238
Interest expense	10,479	10,357	9,623
Gain on extinguishment of debt	—	—	(780)
Other (income) expense, net	(1,074)	(3,159)	1,178
	182,094	172,421	180,489
Loss before income taxes	(20,795)	(26,222)	(10,978)
Provision for (benefit from) income taxes	(5,187)	8,836	5,745
Loss from continuing operations	(15,608)	(35,058)	(16,723)
Loss from discontinued operations, net of tax	(695)	(156)	(998)
Net loss	$(16,303)	$(35,214)	$(17,721)

Basic and diluted net loss per common share:
Loss from continuing operations per common share	$(0.47)	$(1.06)	$(0.51)
Loss from discontinued operations per common share	(0.02)	(0.01)	(0.03)
Net loss per common share	$(0.49)	$(1.07)	$(0.54)

Weighted average common shares outstanding used in net loss per common share:
Basic and diluted	33,068	33,056	32,806

During the fourth quarter of 2020, we completed the sale of our U.S. compression fabrication business and it is now reflected as discontinued operations in our financial statements for all periods presented.

EXTERRAN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2021	December 31, 2020
ASSETS

Current assets:
Cash and cash equivalents	$57,520	$40,318
Restricted cash	2,460	3,410
Accounts receivable, net	179,594	198,028
Inventory	104,020	109,837
Contract assets	65,710	32,642
Other current assets	18,346	19,810
Current assets associated with discontinued operations	21,713	25,325
Total current assets	449,363	429,370
Property, plant and equipment, net	631,413	733,222
Long-term contract assets	18,169	33,563
Operating lease right of use assets	22,150	25,428
Deferred income taxes	7,949	8,866
Intangible and other assets, net	72,387	71,436
Long-term assets associated with discontinued operations	1,687	1,606
Total assets	$1,203,118	$1,303,491

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, trade	$60,303	$60,078
Accrued liabilities	123,254	94,404
Contract liabilities	92,493	100,123
Current operating lease liabilities	5,454	6,340
Current liabilities associated with discontinued operations	3,422	13,707
Total current liabilities	284,926	274,652
Long-term debt	572,547	562,325
Deferred income taxes	2,275	1,014
Long-term contract liabilities	56,763	80,499
Long-term operating lease liabilities	26,966	29,868
Other long-term liabilities	43,454	57,159
Long-term liabilities associated with discontinued operations	1,007	2,142
Total liabilities	987,938	1,007,659
Total stockholders’ equity	215,180	295,832
Total liabilities and stockholders’ equity	$1,203,118	$1,303,491

During the fourth quarter of 2020, we completed the sale of our U.S. compression fabrication business and it is now reflected as discontinued operations in our financial statements for all periods presented.

EXTERRAN CORPORATION

UNAUDITED SUPPLEMENTAL INFORMATION

(In thousands, except percentages)

	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
Revenues:
Contract operations	$83,362	$87,498	$81,679
Aftermarket services	24,633	29,401	30,435
Product sales	53,304	29,300	57,397
	$161,299	$146,199	$169,511

Segment Adjusted Gross margin:
Contract operations	$55,572	$59,734	$57,131
Aftermarket services	5,254	5,979	7,300
Product sales	6,549	2,191	3,134
Total Adjusted Gross margin	$67,375	$67,904	$67,565

Segment Adjusted Gross margin percentage:
Contract operations	67%	68%	70%
Aftermarket services	21%	20%	24%
Product sales	12%	7%	5%

Selling, general and administrative	$34,938	$33,630	$29,959
% of revenue	22%	23%	18%

EBITDA, as adjusted	$35,131	$35,112	$35,804
% of revenue	22%	24%	21%

Capital expenditures	$11,102	$5,284	$25,457

Revenue by Geographical Regions:
North America	$2,099	$3,100	$13,364
Latin America	68,507	68,592	60,302
Middle East and Africa	81,034	61,979	69,682
Asia Pacific	9,659	12,528	26,163
Total revenues	$161,299	$146,199	$169,511

	As of
	September 30, 2021	June 30, 2021	September 30, 2020
Contract Operations Backlog:
Contract operations services	$1,433,310	$1,186,943	$1,208,139

Product Sales Backlog:
Compression equipment	$6,291	$5,800	$18,165
Processing and treating equipment	334,406	374,173	447,109
Other product sales	24,487	30,817	31,380
Total product sales backlog	$365,184	$410,790	$496,654

Compression Equipment backlog includes sales to international customers. During the fourth quarter of 2020, we completed the sale of our U.S. compression fabrication business and it is now reflected as discontinued operations in our financial statements for all periods presented.

EXTERRAN CORPORATION

UNAUDITED NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

	Three Months Ended
	September 30, 2021	June 30, 2021	September 30, 2020
Non-GAAP Financial Information—Reconciliation of total gross margin to Total adjusted gross margin:
Revenues	$161,299	$146,199	$169,511
Cost of sales (excluding depreciation and amortization expense)	93,924	78,295	101,946
Depreciation and amortization(1)	42,008	44,017	35,182
Total gross margin	25,367	23,887	32,383
Depreciation and amortization(1)	42,008	44,017	35,182
Total adjusted gross margin(2)	$67,375	$67,904	$67,565

Non-GAAP Financial Information—Reconciliation of Net loss to EBITDA, as adjusted:
Net loss	$(16,303)	$(35,214)	$(17,721)
Loss from discontinued operations, net of tax	695	156	998
Depreciation and amortization	43,889	45,709	36,630
Impairment	—	7,959	1,695
Restructuring and other charges	(62)	(370)	238
Interest expense	10,479	10,357	9,623
Gain on extinguishment of debt	—	—	(780)
(Gain) loss on currency exchange rate remeasurement of intercompany balances	1,620	(2,321)	(624)
Provision for (benefit from) income taxes	(5,187)	8,836	5,745
EBITDA, as adjusted(3)	$35,131	$35,112	$35,804

Non-GAAP Financial Information—Reconciliation of Net loss to Adjusted net loss from continuing operations:
Net loss	$(16,303)	$(35,214)	$(17,721)
Loss from discontinued operations, net of tax	695	156	998
Loss from continuing operations	(15,608)	(35,058)	(16,723)
Adjustment for items:
Impairment	—	7,959	1,695
Restructuring and other charges	(62)	(370)	238
Gain on extinguishment of debt	—	—	(780)
Tax impact of adjustments(4)	6	105	(24)
Adjusted net loss from continuing operations(5)	$(15,664)	$(27,364)	$(15,594)

Diluted loss from continuing operations per common share	$(0.47)	$(1.06)	$(0.51)
Adjustment for items, after-tax, per diluted common share	0.00	0.23	0.03
Diluted adjusted net loss from continuing operations per common share(5) (6)	$(0.47)	$(0.83)	$(0.48)

During the fourth quarter of 2020, we completed the sale of our U.S. compression fabrication business and it is now reflected as discontinued operations in our financial statements for all periods presented.

(1) Represents the portion only attributable to cost of sales.

(2) Management evaluates the performance of each of the Company’s segments based on adjusted gross margin. Total adjusted gross margin, a non-GAAP measure, is included as a supplemental disclosure because it is a primary measure used by our management to evaluate the results of revenue and cost of sales (excluding depreciation and amortization expense), which are key components of our operations. Management believes total adjusted gross margin is important supplemental information for investors because it focuses on the current performance of our operations and excludes the impact of the prior historical costs of the assets acquired or constructed that are utilized in those operations, the indirect costs associated with our SG&A activities, the impact of our financing methods, restructuring and other charges, gain on extinguishment of debt and income taxes. In addition, the inclusion of depreciation and amortization expense may not accurately reflect the costs required to maintain and replenish the operational usage of our assets and therefore may not portray the costs from current operating activity.

(3) Management believes EBITDA, as adjusted, is an important measure of operating performance because it allows management, investors and others to evaluate and compare our core operating results from period to period by removing the impact of our capital structure (interest expense from outstanding debt), asset base (depreciation and amortization), our subsidiaries’ capital structure (non-cash gains or losses from foreign currency exchange rate changes on intercompany obligations), tax consequences, impairment charges, restructuring and other charges, expensed acquisition costs, gain on extinguishment of debt and other items. Management uses EBITDA, as adjusted, as supplemental measures to review current period operating performance, comparability measures and performance measures for period to period comparisons. In addition, the Company's compensation committee has used EBITDA, as adjusted, in evaluating the performance of the Company and management and in evaluating certain components of executive compensation, including performance-based annual incentive programs.

(4) The tax impacts of adjustments were based on the Company’s statutory tax rates applicable to each item in the appropriate taxing jurisdictions. Using statutory tax rates for presentation of the non-GAAP measures allows a consistent basis for investors to understand financial performance of the Company across historical periods. The overall effective tax rate on adjustments was impacted by the inability to recognize tax benefits from charges in jurisdictions that are in cumulative-loss positions.

(5) Management believes adjusted net income (loss) from continuing operations and diluted adjusted net income (loss) from continuing operations per common share provides useful information to investors because it allows management, investors and others to evaluate and compare our core operating results from period to period by removing the impact of impairment charges, restructuring and other charges, expensed acquisition costs, gain on extinguishment of debt and other items not appropriately reflective of our core business.

(6) Diluted adjusted net income (loss) from continuing operations per common share, was computed using the two-class method to determine the net income (loss) per share for each class of common stock and participating security (certain of our restricted stock and restricted stock units) according to participation rights in undistributed earnings.